Exhibit 99.1

Omnicom Prices $500.0 Million Senior Notes Offering

NEW YORK, June 24 /PRNewswire-FirstCall/ -- Omnicom Group Inc. (NYSE: OMC), together with its wholly owned direct finance subsidiaries, Omnicom Capital Inc. and Omnicom Finance Inc., today announced the pricing of their public offering of $500.0 million aggregate principal amount of senior notes. The notes will mature on July 15, 2019. The transaction is expected to close on July 1, 2009. The issuers intend to use the net proceeds from the offering to repay indebtedness outstanding under their $2.5 billion revolving credit facility. Any net proceeds not used to repay such indebtedness will be used for general corporate purposes, which could include working capital expenditures, acquisitions, refinancing of other debt or other capital transactions.

The notes will bear interest at a rate of 6.250 percent per annum, will be the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc., Omnicom Capital Inc. and Omnicom Finance Inc., and will rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness.

The notes are being offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission and a preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers for the notes will be made exclusively by means of a prospectus and prospectus supplement. The notes will not be listed on any securities exchange. Copies of the prospectus supplement and prospectus relating to the offer and sale of the notes may be obtained for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Barclays Capital Inc. toll-free at 888-603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or Deutsche Bank Securities Inc. toll-free at 800-503-4611.

Omnicom Group Inc. (http://www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

CONTACT:
Randall Weisenburger
Omnicom Group Inc.
+1-212-415-3393